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                                                                   Exhibit 20.2

                AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT

     THIS AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT (this "Guaranty") is made and issued by FOREST CITY ENTERPRISES,INC., an Ohio corporation (the "Guarantor"), as of this 25th day of June, 1999, in order to induce the Banks (as hereinafter defined), KEYBANK NATIONAL ASSOCIATION, as agent for the Banks (the "Agent") and NATIONAL CITY BANK, as syndication agent for the Banks (the "Syndication Agent" and together with the Agent, the "Agents"), to enter into, and lend money pursuant to, a certain Amended and Restated Credit Agreement of even date herewith (said Amended and Restated Credit Agreement as it may be from time to time amended, restated, or modified being herein called the "Agreement"), by and among the Banks, the Agents and FOREST CITY RENTAL PROPERTIES CORPORATION, a subsidiary of the Guarantor (the "Borrower").

     1. DEFINITIONS. As used in this Guaranty, the following terms shall have the following meanings:

     "Banks" shall mean COMERICA BANK, FIRST MERIT BANK, THE HUNTINGTON NATIONAL BANK, KEYBANK NATIONAL ASSOCIATION, NATIONAL CITY BANK, FIRSTAR BANK NATIONAL ASSOCIATION, CREDIT LYONNAIS, MANUFACTURERS AND TRADERS TRUST COMPANY AND U.S. BANK NATIONAL ASSOCIATION, any other bank(s) that may become parties to the Agreement, and all successors and assigns of any such bank; and "Bank" shall mean any one of the foregoing.

     The term "Capital Stock" of any Person as used herein shall mean any and all shares, interests, participations, or other equivalents (however designated) of corporate stock or other equity participations or interests including, without limitation, partnership interests, whether general or limited, and membership interests, whether of managing or non-managing members, of such Person.

     "Cash Flow Coverage Ratio" shall mean the ratio of (i) Consolidated Net Operating Cash Flow to (ii) the sum of (X) all scheduled payments of principal of and interest on any indebtedness owing by the Borrower (excluding any non-recourse mortgage indebtedness owing by Borrower or any Subsidiary of Borrower), (Y) all scheduled payments of principal of and interest on any indebtedness owing by the Parent and (Z) Dividends.

     "Collateral" shall mean, collectively, all property, if any, securing the Debt or any part thereof at the time in question.

     "Company" shall mean Guarantor and/or a Subsidiary of Guarantor.

     "Consolidated GAAP Shareholders' Equity" shall mean the consolidated shareholders equity of the Borrower and the Parent, as calculated in accordance with GAAP.

     "Consolidated  Net  Operating  Cash Flow" shall mean Net  Operating  Income
(a) less (i) all scheduled payments of principal of non-recourse mortgage indebtedness (excluding any balloon payments), (ii) all interest payments on such non-recourse indebtedness, (iii) Ten Million Dollars ($10,000,000) of normal recurring capital expenditures and (b) plus (i) net income (loss) before taxes and corporate interest expense of the Land Group, (ii) net income (loss) before taxes of the Lumber Trading Group, (iii) net income (loss) before taxes and corporate interest expense (including, but not limited to, interest incurred on Debt, subordinated debt or any other third party debt) of the Corporate Activity Group, (iv) actual cash taxes paid on the Net Operating Income and the income set forth in subsections (b)(i), (b)(ii) and (b)(iii) above and
(v) non-cash interest expense accrued with respect to Terminal Investments, Inc. and Grant Liberty Development Group Associates.

     "Controlled Group" shall mean a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as may be amended from time to time, of which Guarantor or any Subsidiary is a part.

     "Debt" shall mean, collectively, (a) all indebtedness now owing or hereafter incurred by Borrower to the Agents and/or the Banks arising under or in connection with the Agreement, whether pursuant to commitment or otherwise, and including, without limitation, the principal amount of all Loans made pursuant to the Agreement, all interest thereon determined as provided in the Agreement, all fees provided to be paid by the Borrower to the Banks and/or the Agents pursuant to the Agreement and all liabilities in respect of letters of credit issued by the Agent and/or any of the Banks for the account of the Borrower (but not including indebtedness held by any Bank arising and outstanding under any transaction or document referred to in Sections 8.04 (other than that referred to in subclause (a) thereof), and/or 8.07 of the Agreement), (b) each renewal, extension, consolidation or refinancing of any such indebtedness in whole or in part, and (c) all interest from time to time accruing on any of the foregoing indebtedness.

     "Distributions" shall have the meaning set forth in Section 9.13(e) hereof.

     "Dividends" shall include all dividends (in cash or otherwise) declared and/or paid, capital returned, and other distributions of any kind made on any share of Capital Stock outstanding at the time.

     "EBDT" shall mean net earnings from operations before depreciation, amortization and deferred taxes on income and excludes provision for decline in real estate, gain (loss) on disposition of properties and extraordinary gains.

     "ERISA Net Worth" shall mean (a) as to any Subsidiary, the excess of the net book value of such Subsidiary's assets (other than patents, treasury stock, goodwill and similar intangibles but including unamortized mortgage and lease costs) over all of its liabilities (other than liabilities to any other Company), such excess being determined in accordance with generally accepted accounting principles applied on a basis consistent with Guarantor's present accounting procedures, and (b) as to Guarantor, the excess of the net book value (after deducting all applicable reserves and deducting any value attributable to the re-appraisal or write-up of any asset) of Guarantor's assets (other than patents, good will, treasury stock and similar intangibles but including unamortized mortgage and lease costs) over all of its liabilities as determined on an accrued and consolidated and consolidating basis and in accordance with generally accepted accounting principles not inconsistent with Borrower's present accounting principles consistently applied.

     "Environmental Laws" means all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing, now or hereafter in effect, and in each case, as amended, concerning or relating to health, safety and protection of, or regulation of the discharge of substances into, the environment.

     "Event of Default" shall have the meaning set forth in Section 10 hereof.

     "Funded Indebtedness" shall mean indebtedness (including any renewal or extension in whole or in part) that by its terms matures or remains unpaid more than twelve (12) months after the date on which originally incurred.

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

     "Indemnity Agreement" shall mean collectively, (i) that certain General Indemnity Agreement dated as of November 6, 1998 by and between the Guarantor and the Surety (other than Asset Guaranty Insurance Company), as amended by the St. Paul Surety Amendment to General Indemnity Agreement dated as of November 6, 1998 and (ii) that certain General Indemnity Agreement dated as of December 3,
1998 by and between the Guarantor and Asset Guaranty Insurance Company, as amended by the Asset Guaranty Insurance Company Amendment to General Indemnity Agreement dated as of December 3, 1998 and as each such Indemnity Agreement may be further amended, restated or otherwise modified.

     "Indenture" shall mean the indenture relating to the Senior Notes dated as of March 16, 1998, in the form attached to the Agreement as Exhibit G.

     "Net Earnings" shall mean Guarantor's net earnings, as determined separately for each fiscal year, after taxes, upon a consolidated basis (after deducting minority interests) and in accordance with generally accepted accounting principles consistently applied.

     "Net Losses" shall mean Guarantor's net losses, as determined separately for each fiscal year, after taxes, upon a consolidated basis (after deducting minority interests) in accordance with generally accepted accounting principles consistently applied.

     "Net Operating Income" shall mean for any relevant period, the excess of the Borrower's revenues over the Borrower's operating expenses, in each case as determined in accordance with GAAP. For purposes of this definition, Net Operating Income (i) shall not include any gains or losses from the sale of income producing real properties, other than gains or losses obtained from the sale of net outlot parcels to a maximum aggregate amount of Fifteen Million Dollars ($15,000,000) for the immediately preceding four consecutive quarters and (ii) shall include adjustments for cash flow of properties pursuant to which the Borrower is receiving a preferred return over and above its ownership percentage in such properties.

     "Obligor" shall mean any Person or entity who, or any of whose property is or shall be, obligated on the Debt or any part thereof in any manner and includes, without limiting the generality of the foregoing, Borrower, Guarantor and any co-maker, endorser, other guarantor of payment, subordinating creditor, assignor, grantor of a security interest, pledgor, mortgagor or hypothecator of property, if any.

     "Payment Default" shall mean any failure by the Borrower or the Guarantor to make payment of principal of, or interest on, any Note (as defined in the Agreement), or any other charge provided hereunder or under the Agreement, when due and payable, whether at maturity or by acceleration.

     "Permitted Distributions" shall have the meaning set forth in Section 9.13(e) hereof.

     "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental or political subdivision or an agency or instrumentality thereof.

     "Plan" shall mean any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by Guarantor, any Subsidiary, any member of the Controlled Group, or any such Plan to which Guarantor, any Subsidiary or any member of the Controlled Group is required to contribute on behalf of its employees.

     "Possible Default" shall mean an event or condition which, with notice or lapse of time or both, would constitute an Event of Default referred to in
Section 10 hereof.

     "Quarterly Date" shall mean each of January 1, April 1, July 1 and October 1 and "Fiscal Quarterly Date" shall mean each of January 31, April 30, July 31 and October 31.

     "Receivable" shall mean a claim for moneys due or to become due, whether classified as a contract right, account, chattel paper, instrument, general intangible or otherwise.

     "Reportable Event" shall mean a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, with respect to a Plan as to which the thirty (30) day notice requirement has not been waived by the Pension Benefit Guaranty Corporation.

     "Restricted Company" shall mean Guarantor or a Restricted Subsidiary.

     "Restricted  Subsidiary"  shall mean any Subsidiary of Guarantor other than
(a) Borrower, and (b) any Subsidiary of Borrower.

     "Senior Notes" shall mean the senior notes of the Guarantor, in the original principal amount not to exceed $200,000,000, issued under the terms of the Indenture.

     "Subordination Agreement" means that certain Subordination Agreement dated as of January 29, 1999 executed and delivered by the Surety in favor of the Agents and the Banks, as such Subordination Agreement may, from time to time, be amended, restated or otherwise modified.

     "Subsidiary" of any Person shall mean and include (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association (including business trusts) or other entity in which such Person directly or indirectly through Subsidiaries, has more than a fifty percent (50%) voting or equity interest at the time.

     "Surety" means, collectively, St. Paul Fire and Marine Insurance Company, St. Paul Mercury Insurance Company, St. Paul Guardian Insurance Company,
Seaboard Surety Company, Economy Fire & Casualty Company and Asset Guaranty Insurance Company.

     "Surety Bonds" means the bonds, undertakings and other like obligations executed by Surety for Guarantor subject to the Indemnity Agreement and the Subordination Agreement.

     "Trading Loans" shall mean any loans that are now or hereafter outstanding from Forest City Trading Group, Inc. (but not from any other lender, whether or not such lender is a Subsidiary of the Guarantor) to the Guarantor. All capitalized terms used herein but not herein defined that are defined in the Agreement shall have the respective meanings ascribed to them in the Agreement.

     All financial covenants contained in this Guaranty shall be measured on each Fiscal Quarterly Date.

     2. ACKNOWLEDGMENTS, CONSIDERATION. Guarantor desires that the Agent and the Banks grant Borrower the loan(s), credit and financial accommodations provided for under the Agreement. The Agreement provides, on and subject to certain conditions therein set forth, for Term Loans and Revolving Loans by the Banks to the Borrower up to an aggregate maximum principal amount of Two Hundred Twelve Million Five Hundred Thousand Dollars ($212,500,000) (which amount is reduced from the aggregate maximum principal amount of $225,000,000 as of January 20,
1998). There exists and will hereafter exist economic and business relationships between the Guarantor and the Borrower which will be of benefit to the Guarantor. Guarantor finds it to be in the direct business and economic interest of Guarantor that Borrower obtain the loans, credit and financial accommodations from the Agents and the Banks provided for in the Agreement. Guarantor understands that the Agents and the Banks are willing to grant the loans, credit and financial accommodations to Borrower provided for in the Agreement only upon certain terms and conditions, one of which is that the Guarantor unconditionally guarantee the payment of the Debt and this instrument is being executed and delivered by Guarantor to satisfy that condition and in consideration of the Agents and the Banks entering into the Agreement.

     3. GUARANTY. Guarantor hereby absolutely, irrevocably and unconditionally guarantees (a) the punctual and full payment of all and every portion of the Debt when due, by acceleration or otherwise, whether now owing or hereafter arising, (b) the prompt observance and performance by the Borrower of each and all of Borrower's covenants, undertakings, obligations and agreements set forth in the Agreement, the Notes and/or any other instruments evidencing or pertaining thereto, and (c) the prompt payment of all expenses and costs, including reasonable attorneys' fees, incurred by or for the account of the Agents and/or the Banks in connection with any action to enforce payment or collection of the Debt from the Borrower and/or the Guarantor or to prepare any amendments, restatements or modifications of the Agreement, the Notes and/or this Guaranty. If the Debt or any part thereof shall not be paid in full punctually when due and payable, the Agents and/or the Banks in each case shall have the right to proceed directly against Guarantor under this Guaranty regardless of whether or not the Agents and/or the Banks shall have theretofore proceeded or shall then be proceeding against Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that the Agents and/or the Banks in their sole discretion may proceed or not proceed against the Borrower, the Obligors and/or any Collateral and may exercise or not exercise each right, power or privilege that the Agents and/or the Banks may at any time have, either simultaneously or separately and, in any event, at such time or times and as often and in such order as the Agents and/or the Banks in their sole discretion, may from time to time deem expedient, all without affecting the obligations of the Guarantor hereunder or the right of the Agents and/or the Banks to demand and/or enforce performance by Guarantor of Guarantor's obligations hereunder.

     4. REINSTATEMENT. This Guaranty shall continue to be effective or be reinstated, as the case may be, if any amount paid by or on behalf of the Borrower to the Agents or the Banks on or in respect of the Debt is rescinded, restored or returned in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Obligor, or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Obligor or any part of the property of the Borrower or any other Obligor, or otherwise, all as though such payment had not been made.

     5. WAIVERS. Guarantor waives any and all contractual, legal and/or equitable rights of subrogation, contribution, exoneration, indemnity and/or reimbursement from or against Borrower or any Obligor with respect to the Debt and/or any payments made by Guarantor on account of this Guaranty.

     6. ADDITIONAL AGREEMENTS. Regardless of the duration of time, regardless of whether Borrower may from time to time cease to be indebted to the Banks and irrespective of any act, omission or course of dealing whatever on the part of the Agents and/or the Banks, Guarantor's liabilities and other obligations under this Guaranty shall remain in full force and effect until the full and final payment of all of the Debt. Without limiting the generality of the foregoing:

     6.1. The obligations of the Guarantor hereunder shall not be released, discharged or in any way affected, nor shall the Guarantor have any rights or recourse against the Agents or the Banks by reason of (a) any action the Agents or the Banks may take or omit to take, or (b) any defense raised or asserted by the Borrower against enforcement of the Agreement or the Notes or any challenge to the sufficiency or enforceability of the Agreement, any of the Notes or this Guaranty.

     6.2. The obligations of the Guarantor under this Guaranty shall be satisfied strictly in accordance with the terms of this Guaranty, under all circumstances whatsoever, including, without limitation, the existence of any claim, setoff, defense or right which the Guarantor or the Borrower may have at any time against the Agents or the Banks or any other Person or entity, whether in connection with this Guaranty, the Agreement, the Notes or the transactions contemplated hereby or any unrelated transaction.

     6.3. The Banks shall at no time be under any duty to the Guarantor to grant any loans, credit or financial accommodation to the Borrower, irrespective of any duty or commitment of the Banks to the Borrower, or to follow or direct the application of the proceeds of any such loans, credit or financial accommodation.

     6.4. The Guarantor waives (a) notice of the granting of any loan to the Borrower or the incurring of any other indebtedness, including, but not limited to the creation of the Debt by Borrower or the terms and conditions thereof, (b) presentment, notice of nonpayment, demand for payment, protest, notice of protest and notice of dishonor of the Notes or any other indebtedness incurred by the Borrower to the Banks, (c) notice of any indulgence granted to any Obligor, (d) notice of the Banks' acceptance of this Guaranty, and (e) any other notice to which Guarantor might, but for the within waiver, be entitled.

     6.5. The Agents and/or the Banks in their sole discretion may, without prejudice to their rights under this Guaranty, at any time or times (a) grant the Borrower whatever loans, credit or financial accommodations that the Banks, or any thereof, may from time to time deem advisable, even if the Borrower might be in default and even if those loans, credit or financial accommodations might not constitute Debt the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation or refinancing of the Debt or any part thereof, (c) forbear from demanding security, if the Agents and/or the Banks shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of Collateral, if any, irrespective of the consideration, if any, received therefor, (e) grant any waiver or consent or forbear from exercising any right, power or privilege that the Agents and/or the Banks may have or acquire, (f) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any Debt or pursuant to which any Debt is created, (g) grant any other indulgence to any Obligor, (h) accept any Collateral for or other Obligors upon the Debt or any part thereof, or (i) fail, neglect or omit in any way to realize upon any Collateral or to protect the Debt or any part thereof or any Collateral therefor.

     6.6. Guarantor's liabilities and other obligations under this Guaranty shall survive any merger, consolidation or dissolution of Guarantor.

     6.7. Guarantor's liabilities and other obligations under this Guaranty shall be absolute and unconditional irrespective of any lack of validity or enforceability of any agreement, instrument or document evidencing the Debt or related thereto, or any other defense available to Guarantor in respect of this Guaranty.

     7. REPRESENTATIONS AND WARRANTIES. The Guarantor represents and warrants that (a) it is a duly organized and validly existing corporation under the laws of the State of Ohio, (b) the execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action, (c) there is no prohibition in either its Articles of Incorporation, Code of Regulations or in any agreement, instrument, judgment, decree or order to which it is a party that in any way restricts or prohibits the execution, delivery and performance of this Guaranty in any respect, and (d) this Guaranty has been duly executed and delivered by the Guarantor and is a valid and binding obligation of the Guarantor enforceable against Guarantor in accordance with its terms.

     The Guarantor further represents and warrants that this Guaranty is made in furtherance of the purposes for which the Guarantor was incorporated and is necessary to promote and further the business of the Guarantor and that the assumption by the Guarantor of its obligations hereunder will result in direct financial benefits to the Guarantor.

     This Guaranty is not made in connection with any consumer loan or consumer transaction.

     The Guarantor further represents and warrants that (a) the Guarantor has received consideration which is the reasonably equivalent value of the obligations and liabilities that the Guarantor has incurred to the Agents and/or the Banks, (b) the Guarantor is not insolvent as defined in any applicable state or federal statute, nor will the Guarantor be rendered insolvent by the execution and delivery of this Guaranty to the Agents and the Banks, (c) the Guarantor is not engaged or about to engage in any business or transaction for which the assets retained by the Guarantor shall be an unreasonably small capital, taking into consideration the obligations to the Agents and the Banks incurred hereunder, and (d) the Guarantor does not intend to, nor does the Guarantor believe, that the Guarantor will incur debts beyond the Guarantor's ability to pay as they become due.

     The Guarantor further represents and warrants that the Guarantor has provided to the Agent three copies of all promissory notes or other writings evidencing any Trading Loans outstanding on the date hereof and that the Guarantor has no other indebtedness for borrowed money or Funded Indebtedness outstanding from any Subsidiary to the Guarantor.

     The Guarantor further represents and warrants that it has taken and will continue to take all reasonable actions to insure that its computer based systems are able to effectively process dates, including dates on or after January 1, 2000 and to avoid serious disruption to its business or operations.

     8. NOTICES. The Agents and/or the Banks shall be deemed to have knowledge or to have received notice of any event, condition or thing only if the Agents and/or the Banks shall have received written notice thereof as provided in the Agreement. A written notice shall be deemed to have been duly given to the Guarantor whenever a writing to that effect shall have been sent by registered or certified mail to the Guarantor at the address set forth opposite the Guarantor's signature below (or to such other address of the Guarantor as the Guarantor may hereafter furnish to the Banks in writing for such purpose), but no other method of giving notice to or making a request of the Guarantor is hereby precluded.

     9. COVENANTS. The Guarantor hereby agrees to perform and observe and to cause each Subsidiary to perform and observe, all of the following covenants and agreements:

     9.1. INSURANCE. Each Company will:

          (a) insure itself and all of its insurable properties to such extent, by such insurers and against such hazards and liabilities as is generally done by businesses similarly situated, it being understood that the Guarantor has obtained a fidelity bond for such of its employees as handle funds belonging to the Borrower or the Guarantor,

          (b) give the Agent prompt written notice of any material reduction or adverse change in that Company's insurance coverage, and

          (c) forthwith upon any Bank's or the Agent's written request, furnish to each Bank and the Agent such information in writing about that Company's insurance as any Bank or the Agent, as applicable, may from time to time reasonably request.

     9.2. MONEY OBLIGATIONS. Each Company will pay in full:

          (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and, to the extent that, the same shall be contested in good faith by appropriate and timely proceedings diligently pursued and taxes and assessments on inconsequential parcels of vacant land, the nonpayment of which does not materially adversely affect the financial condition of the Guarantor) for which it may be or become liable or to which any or all of its properties may be or become subject,

          (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. Section 206-207) or any comparable provisions, and

          (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings diligently pursued) before such payment becomes overdue; provided that, notwithstanding the foregoing, the Guarantor shall not make any payment on account of the Senior Notes in the event of and during the continuance of any Payment Default under the Agreement or this Guaranty.

     9.3. RECORDS. Each Company will:

          (a) at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles applied on a basis not inconsistent with its present accounting procedures, and

          (b) at all reasonable times permit each Bank to examine that Company's books and records and to make excerpts therefrom and transcripts thereof.

     9.4. FRANCHISES. Each Company will preserve and maintain at all times its corporate existence, rights and franchises; provided that this Section shall not apply to (a) any merger of a Subsidiary into the Guarantor or into another Subsidiary, (b) any consolidation of a Subsidiary with another Subsidiary, or
(c) any dissolution of any Subsidiary.

     9.5. NOTICE. The Guarantor will cause its Chief Financial Officer, or in his or her absence another officer designated by the Chief Financial Officer, to promptly notify the Banks whenever (a) any Event of Default or Possible Default may occur hereunder (including, without limitation, any default under the Senior Notes, the Indenture or any other document relating thereto (after giving effect to any applicable grace period) or any representation or warranty made herein may for any reason cease in any material respect to be true and complete, and/or
(b) any Restricted Subsidiary shall (i) be in default of any material (either with respect to the Subsidiary or the Guarantor) obligation for payment of borrowed money, or, to the knowledge of the Guarantor, any material obligations in respect of guarantees, taxes and/or indebtedness for goods or services purchased by, or other contractual obligations of, such Subsidiary, and/or (ii) not, to the knowledge of the Guarantor, be in compliance with any law, order, rule, judgment, ordinance, regulation, license, franchise, lease or other agreement that has or could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Subsidiary, and/or (c) the Guarantor and/or the Subsidiary shall have received notice, or have knowledge, of any actual, pending or threatened claim, notice, litigation, citation, proceeding or demand relating to any matter(s) described in subclauses (b)(i) and (b)(ii) of this Section 9.5. Further, the Guarantor shall notify the Banks not less than thirty (30) days in advance of entering into any proposed amendment or modification of the Senior Notes or the Indenture, whether or not the Guarantor believes that the consent of the Required Banks is needed therefor pursuant to Section 9.10(h)(ii) of the Guaranty.

     9.6. ERISA COMPLIANCE. No Company will incur any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder or any material liability to the Pension Benefit Guaranty Corporation, established thereunder in connection with any Plan. Each Company will furnish (i) as soon as possible and in any event within thirty (30) days after such Company knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of such Company setting forth details as to such Reportable Event and the action which such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to such Company, (ii) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each Plan established or maintained by such Company for each plan year, including (x) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Banks, and (y) an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to the Banks, and (iii) promptly after receipt thereof a copy of any notice such Company, any Subsidiary or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service. As used in this Section 9.6, "material" means the measure of a matter of significance which shall be determined as being an amount equal to five per cent (5%) of each Company's ERISA Net Worth.

     9.7. FINANCIAL STATEMENTS. The Guarantor will furnish to each Bank:

          (a) within forty-five (45) days (or fifty (50) days so long as the Guarantor will not be reporting an Event of Default on such Form 10-Q report) after the end of each quarter-annual period of each fiscal year of the Guarantor, a copy of the Guarantor's Form 10-Q quarterly report filed by the Guarantor with the Securities Exchange Commission,

          (b) within forty-five (45) days (or fifty (50) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period nor on its most recent filing with the Securities and Exchange Commission) after the end of each of the first three (3) quarter-annual fiscal periods of each fiscal year of the Guarantor, an unaudited consolidated and consolidating balance sheet of the Guarantor and its Subsidiaries as at the end of that period and an unaudited consolidated and consolidating statement of earnings for the Guarantor and its Subsidiaries for the Guarantor's current fiscal year to the end of that period, all prepared in form and detail in accordance with GAAP, consistently applied, and certified by a financial officer of the Guarantor, subject to changes resulting from year-end adjustments, together with a certificate of the Chief Financial Officer of the Guarantor (i) specifying the nature and period of existence of each Event of Default and/or Possible Default, if any, and the action taken, being taken or proposed to be taken by the Guarantor in respect thereof or if none, so stating, and (ii) certifying that the representations and warranties of the Guarantor set forth herein are true and correct as of the date of such certificate, or, if not, all respects in which they are not, and (iii) a covenant compliance worksheet in the form and substance of Schedule 9.70 hereof completed as of the end of such fiscal quarterly period,

          (c) within ninety (90) days (or ninety-five (95) days so long as the Guarantor shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period nor on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal year of the Guarantor, complete audited annual financial statements of the Guarantor and its Subsidiaries for that year prepared on a consolidated basis certified by an independent public accountant satisfactory to the Banks and on an unaudited consolidating basis and in each case, in form and detail satisfactory to the Banks, together with (i) a certificate of the Chief Financial Officer of the Guarantor (X) specifying the nature and period of existence of each Event of Default and/or Possible Default, if any, and the action taken, being taken or proposed to be taken by the Guarantor in respect thereof or if none, so stating, and (Y) certifying that the representations and warranties of the Guarantor set forth herein are true and correct as of the date of such certificate, or, if not, all respects in which they are not, and (ii) a fully completed covenant compliance worksheet in the form and substance of Schedule 9.70 hereof relating to such fiscal year duly certified by the Guarantor's accountants,

          (d) concurrently with furnishing any quarterly financial statement or audit report pursuant to this Section 9.7, a certificate by Charles A. Ratner, Albert Ratner, Samuel H. Miller or Thomas G. Smith stating whether any Company has made any guaranty or incurred any indebtedness referred to in Section 9.10(d) or Section 9.12(g) hereof and, if so, the details thereof,

          (e) as soon as available, copies of all notices, reports, proxy statements and other similar documents sent by the Guarantor to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they have been issued, to any securities exchange or to the Securities Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of the Guarantor's securities, and

          (f) forthwith upon any Bank's written request such other information of any Company's financial condition and business.

     9.8. EBDT. The Guarantor will not suffer or permit its EBDT at any time to fall below the amounts set forth below for the respective periods set forth belo

         Period                                                   EBDT
         ------                                                   ----
         Fiscal year ending
         January 31, 2000                                     $105,000,000

         Fiscal year ending
         January 31, 2001 and
         for each fiscal year
         ending on each January 31
                                                              thereafter

     9.9. COMBINATIONS, BULK TRANSFERS. No Restricted Company will be a party to any consolidation or merger or lease, sell or otherwise transfer all or any substantial part of its assets or sell, pledge, hypothecate or transfer its stock or other interests in any Subsidiary; provided, that this Section 9.9 shall not apply to any transfer effected in the normal course of business on commercially reasonable terms.

     9.10. BORROWINGS. No Restricted Company will create, assume or suffer to exist any indebtedness for borrowed money or any Funded Indebtedness of any kind including, but not limited to, leases required to be capitalized under Financial Accounting Standards Board Standard No. 13; provided, that this Section 9.10 shall not apply to:

          (a) any loan obtained by Forest City Trading Group, Inc., formerly known as American International Forest Products, Inc. (or any of its wholly-owned subsidiaries) from any lender other than the Companies,

          (b) any loan obtained from the Guarantor by any Restricted Subsidiary and, in the ordinary course of business by Forest City Trading Group, Inc. (or any of its wholly-owned subsidiaries),

          (c) any real estate loan heretofore or hereafter obtained or guaranteed by the Guarantor for the purpose of financing any building to be used only for the business of Guarantor and its Subsidiaries, provided that no such loan shall exceed eighty per cent (80%) of the lender's appraisal of the real estate being financed,

          (d) any loan that is obtained or guaranteed by the Guarantor; provided, that the Guarantor's aggregate personal liability in respect of all such loans (other than any loan obtained by the Guarantor and permitted by any other clause of this Section 9.10) and in respect of all guaranteed loans referred to in clause (f) of Section 9.12 hereof, does not then exceed and after incurring the indebtedness in question would not exceed, Four Million Five Hundred Thousand Dollars ($4,500,000) minus all amounts subject to guarantees permitted by Section 8.07 of the Agreement,

          (e) leases required to be capitalized under Financial Accounting Standards Board Standard No. 13 in the aggregate amount for all Restricted Subsidiaries of Three Million Dollars ($3,000,000),

          (f) any indebtedness created in the course of purchasing or developing real estate or financing construction or other improvements thereon or purchasing furniture, fixtures or other equipment therefor or any other indebtedness of any Restricted Company for borrowed money or any refinancings thereof; provided, that no Restricted Company (other than a Restricted Company whose sole assets consist of contiguous parcels of land which are being purchased or developed with such financing, the improvements, if any, thereon, furniture, fixtures and other equipment used in connection therewith, receivables incurred by tenants in connection therewith and the proceeds of such receivables and other property directly obtained from the ownership of such assets) shall have any personal liability for such indebtedness, the creditors' recourse being solely to the property being pledged as collateral for such indebtedness and the income therefrom,

          (g) any Trading Loans, provided that, each of the following conditions is satisfied as to each of such Trading Loans:

               (i) the aggregate principal amount of all the Trading Loans may not exceed Ten Million Dollars ($10,000,000);

               (ii) no interest shall accrue or be payable with respect to any Trading Loan;

               (iii) there shall be no scheduled principal payments prior to the maturity date of any Trading Loan, as any promissory notes evidencing such Trading Loans may be extended from time to time; no principal payments shall be made on any Trading Loan at any time that a Possible Default or Event of Default exists under the Guaranty or the Agreement, or at any time that the Agent has determined, in its sole discretion, that there has been a material adverse change in the financial condition of the Guarantor; and the Trading Loans, either individually or in the aggregate, shall not be revolving loans and, if any principal payments are made on any Trading Loan, the Ten Million Dollars ($10,000,000) maximum amount of permissible Trading Loans set forth above shall automatically and irrevocably decline by like amount upon such payment;

               (iv) each Trading Loan shall be expressly subordinate in right of payment to the prior payment in full of the indebtedness under the Guaranty and the Agreement, whether such indebtedness arises due to a Term Loan, a Revolving Loan or otherwise;

               (v)  an  event  of  default  as  to  any  Trading   Loan(s)  will
          automatically constitute an Event of Default under the Agreement, the Term Notes, the Revolving Notes and the Guaranty; and

               (vi) each Trading Loan shall be evidenced by a written promissory note, including the terms set forth above in clauses (i) through (v) and shall otherwise be in form and substance approved in advance by the Agent, executed by the Guarantor and Forest City Trading Group, Inc. and, in the case of any Trading Loan(s) on or after the date of the date hereof, executed by such parties not later than the date of the first disbursement of such Trading Loan, a copy of which note(s) shall be provided within ten (10) days after execution,

          (h) any indebtedness or obligations of the Guarantor under the Senior Notes; provided that,

               (i) neither the Senior Notes nor the Indenture may provide that an Event of Default under the Agreement or this Guaranty constitutes a default under the Senior Notes or the Indenture, except in the case of an Event of Default that results in the acceleration of the payment of the Debt or constitutes the failure to pay the Debt when due after acceleration or maturity; and

               (ii) neither the Senior Notes nor the Indenture  shall be amended or modified without the prior written consent of the Required Banks, including, without limitation, the provisions referred to in Section
          8.16 of the Agreement, other than amendments or modifications that do not adversely affect the Agreement and the Guaranty or their relationship to the Senior Notes or the Indenture,

          (i) any indebtedness or obligations of the Guarantor created by or arising out of an interest rate lock agreement among Guarantor, as obligor, and an affiliate of Daiwa Finance Corp. or another financial institution approved in advance by the Administrative Agent, as the counterparty (the "Interest Rate Lock Agreement"), which Interest Rate Lock Agreement is related to the interest rate under the terms of the permanent loan commitment from Daiwa Finance Corp. to Forest City Finance Corporation, an affiliate of the Guarantor and the Borrower, dated August 14, 1997, which commitment is with respect to a project in Cambridge, Massachusetts that will include two office buildings with aggregate square footage of 225,000 square feet and a 532 - car parking garage (the "University Park Project"), and provides for an initial loan amount not to exceed $55,000,000, with an earn out based on a debt service coverage test that will be applied at the time of the permanent loan closing, and will be assigned by Forest City Finance Corporation to FC 45/75 Sidney, Inc., an affiliate of the Guarantor and the Borrower (the "University Park Permanent Loan Commitment"),

          (j) any indebtedness or obligations of the Guarantor under the Surety Bonds or the Indemnity Agreement to a maximum aggregate principal amount of $30,000,000.00 minus the aggregate stated amount of all letters of credit then outstanding for the account of the Borrower under the Agreement; provided such indebtedness is fully subordinated to the obligations of the Guarantor under this Guaranty as set forth in the Subordination Agreement, or

          (k) any indebtedness of the Guarantor under any interest rate cap agreement, interest rate collar agreement, interest rate swap agreement or other similar agreement or arrangement provided by one or both of the Agents and offered on a Pro rata basis to the Banks and designed to hedge the position of the Guarantor or any Company with respect to interest rates, relating to indebtedness otherwise permitted under this Guaranty.

     9.11. LIENS. No Restricted Company will:

          (a) sell or otherwise transfer any Receivables, including, but not limited to, any mortgages held by the Guarantor or any of its Subsidiaries, other than in the ordinary course of business,

          (b) acquire any property subject to any land contract, conditional sale contract or other title retention contract, or

          (c) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement, encumbrance or lien of any kind or nature;

provided, that this Section 9.11 shall not apply to:

          (i) any lien for a tax, assessment or other governmental charge or levy so long as the payment thereof is not required by Section 9.2(a) hereof,

          (ii) any lien securing only workmen's compensation, unemployment insurance or similar obligations,

          (iii) any mechanic's, warehousemen's, carrier's or similar common law or statutory lien incurred in the normal course of business,

          (iv) any mortgage, security interest or other lien encumbering property of any Restricted Subsidiary for the purpose of securing any indebtedness owing by only that Subsidiary,

          (v) any mortgage, security interest or other lien encumbering property of the Guarantor and securing any indebtedness or liability of the Guarantor permitted by clause (c) of Section 9.10 or by Section 9.12 hereof,

          (vi) any lien permitted by Section 8.15 of the Agreement,

          (vii) any transfer made in the ordinary course of business by Forest City Trading Group, Inc. (or any of its wholly-owned subsidiaries), or

          (viii)  any  financing   statement   perfecting  a  security  interest
     permitted by this Section 9.11.

     9.12. GUARANTEES. No Restricted Company will be or become a guarantor of any kind; provided, that this Section 9.12 shall not apply to:

          (a) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business,

          (b) any indemnity or guaranty of a surety bond for the performance by a customer of a Restricted Company of the customer's obligations under a land development contract,

          (c) any guaranty by Guarantor of a real estate loan permitted by clause (c) of Section 9.10,

          (d) any guarantee of the completion of a real estate building project, if Guarantor or any Company is the developer of the project or has a property interest in the project,

          (e) the guaranty by Guarantor set forth in Section 3 hereof,

          (f) any other guaranty by Guarantor, provided that Guarantor's aggregate personal liability in respect of all those other guarantees and all indebtedness for borrowed money (other than any loan permitted by clauses (a) through (c), both inclusive, of Section 9.10 hereof) does not exceed, and after making the guaranty in question would not exceed, Four Million Five Hundred Thousand Dollars ($4,500,000) minus all amounts subject to guarantees permitted by Section 8.07(g) of the Agreement,

          (g) any guarantee by Guarantor of the equity investment of performance of a Subsidiary (other than any obligations of such Subsidiary incurred for borrowed money) in connection with a real estate project in favor of a partner or partnership in which such Subsidiary is a general partner, when Guarantor deems it to be in its best interest not to be a partner or have a direct interest in the partnership,

          (h) any indebtedness or obligations of the Guarant or created by or arising out of the Interest Rate Lock Agreement, or

          (i) the guaranty by Guarantor of the obligations of Wisconsin Park Associates Limited Partnership to make a deposit of $6,800,000 into a cash collateral account in connection with the high rise luxury apartment facility to be known as Lenox at White Flint to be located in Rockville, Maryland.

          9.13. REDEMPTIONS, PREPAYMENTS, AND DIVIDENDS.

          (a) The Guarantor will not directly or indirectly purchase, acquire, redeem or retire any shares of its capital stock at any time outstanding or set aside funds for any such purpose in an amount greater than Ten Million Dollars ($10,000,000), including any amounts paid as permitted by Section 9.13(c), in any yearly period measured by anniversary dates of the Original Closing Date of the Agreement thereafter,

          (b) The Guarantor will not directly or indirectly pay any principal of, make sinking fund payments in respect of or purchase any Funded Indebtedness now or hereafter owing by Guarantor other than any principal payment, sinking fund payment or purchase the omission of which would (or with the giving of notice or the lapse of any applicable grace period or both) accelerate, or give any one the right to accelerate, the maturity of such Funded Indebtedness in accordance with the original terms thereof; provided that, notwithstanding the foregoing, the Guarantor shall not make any payment on account of the Senior Notes in the event of and during the continuance of any Payment Default under the Agreement or this Guaranty,

          (c) The Guarantor will not directly or indirectly declare or pay any Dividends, except that, so long as no Event of Default shall have occurred and be continuing hereunder and no Event of Default shall have occurred and be continuing under the Agreement, Guarantor may pay Dividends in aggregate amounts not exceeding Ten Million Dollars ($10,000,000), including any amounts paid as permitted by Section 9.13(a), in any yearly period measured by anniversary dates of the Original Closing Date of the Agreement thereafter,

          (d) The Guarantor shall not directly or indirectly exercise its optional redemption rights, under the terms of the Senior Notes or the Indenture, to redeem the Senior Notes before the maturity date of the Senior Notes, or to deposit monies or other assets with the trustee under the Indenture for the Senior Notes for the payment of the Senior Notes or the release of restrictive covenants thereunder, by defeasance, without in each case the prior written consent of the Required Banks,

          (e) In the event of and during the continuance of any Event of Default under the Agreement or under this Guaranty other than a Payment Default, the Guarantor shall not cause the Borrower to declare, pay, or make, and shall not accept payment of, any Dividends in respect of Capital Stock of the Borrower, or, notwithstanding any other provision of the Agreement or this Guaranty to the contrary, any loans or advances to the Guarantor, (any such Dividends or loans are referred to herein as "Distributions") in excess of the sum of the amount sufficient to pay, when due, all interest payments in respect of the Senior Notes and the amounts sufficient to pay, when due, all taxes of the Guarantor (collectively, "Permitted Distributions"); provided that any Permitted Distributions shall be applied by the Guarantor strictly to the permitted uses specified above, and

          (f) Notwithstanding the provisions of Section 9.13(e) of this Guaranty, in the event and during the continuance of any Payment Default, the Guarantor shall not cause the Borrower to pay or make, and shall not accept payment of, any Distributions.

     9.14. CASH FLOW COVERAGE RATIO.

          (a) The Guarantor will not permit the Cash Flow Coverage Ratio (i) for any fiscal year to be less than 1.75:1.00 and (ii) subject to subsection
     (i) hereof, for any four (4) consecutive quarters to be less than 1.50:1.00.

          (b) In the event of a violation of Section 9.14(a), the Guarantor will have thirty (30) days from the due date of the most recent financial statement and covenant compliance certificate delivered in accordance with
     Section 9.7 to correct such violation. If the Guarantor is unwilling or unable to cure such violation within such thirty (30) day period, the Revolving Loan Commitments will be terminated and the then outstanding amount of the Revolving Loans will be converted to Term Loans as provided in Section 2.02(a) of the Agreement. From and after such conversion, the Guarantor will not permit the Cash Flow Coverage Ratio to be less than 1.25:1.00 for any four (4) consecutive quarters.

     9.15. CONSOLIDATED GAAP SHAREHOLDERS' EQUITY. The Guarantor will not permit at any time, the Consolidated GAAP Shareholders' Equity to be less than (a) on the Original Closing Date, Two Hundred Fifty Million Dollars ($250,000,000), (b) on each Fiscal Quarterly Date thereafter (other than a January 31 Fiscal Quarterly Date), the sum of (i) (A) during the first year following the Original Closing Date, Two Hundred Fifty Million Dollars ($250,000,000) and (B) at all times thereafter, the computed minimum Consolidated GAAP Shareholders' Equity for the immediately preceding January 31 Fiscal Quarterly Date as calculated pursuant to subsection (c) below, plus (ii) one hundred percent (100%) of the cash proceeds from any sale or issuance of equity plus (iii) twenty-five percent (25%) of the Guarantor's consolidated GAAP net income for the year-to-date period ended on such Fiscal Quarterly Date, plus (iv) Fifteen Million Dollars ($15,000,000) beginning January 31, 1999 and (c) on each January 31 Fiscal Quarterly Date after the Original Closing Date, the sum of (i) (X) for the first January 31 Fiscal Quarterly Date following the Original Closing Date, Two Hundred Fifty Million Dollars ($250,000,000) and (Y) for each January 31 Fiscal Quarterly Date thereafter, the computed minimum Consolidated GAAP Shareholders' Equity for the immediately preceding January 31 Fiscal Quarterly Date, plus (ii) one hundred percent (100%) of the cash proceeds from any sale or issuance of equity, plus (iii) fifty percent (50%) of the Guarantor's consolidated GAAP net income for the fiscal year then ended, plus (iv) Fifteen Million Dollars ($15,000,000) beginning January 31,1999. As a model of this calculation, and in order to clarify this section 9.15, the minimum Consolidated GAAP Shareholders' Equity calculation as of January 31, 1999, which totaled $302,645,000, is attached hereto as Exhibit "A".

     9.16. ENVIRONMENTAL COMPLIANCE. The Guarantor will comply with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which the Guarantor or any Restricted Subsidiary owns property, operates, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. The Guarantor will furnish to the Banks promptly after receipt thereof a copy of any notice the Guarantor or any Restricted Subsidiary may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against the Guarantor or such Restricted Subsidiary, any real property in which the Guarantor or such Restricted Subsidiary holds any interest or any past or present operation of the Guarantor or such Restricted Subsidiary. The Guarantor will not knowingly allow the storage, release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which the Guarantor holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. The Guarantor shall defend, indemnify and hold the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys' fees) arising out of or resulting from the noncompliance of the Guarantor or any Restricted Subsidiary with any Environmental Law, provided that, so long as and to the extent that the Banks are not required to make any payment or suffer to exist any unsatisfied judgment, order, or assessment against them, the Guarantor may pursue rights of appeal to comply with such Environmental Laws. In any case of noncompliance with any Environmental Law by a Restricted Subsidiary, the Banks' recourse for such indemnity herein shall be limited solely to the property of the Restricted Subsidiary holding title to the property involved in such noncompliance and such recovery shall not be a lien, or a basis of a claim of lien or levy of execution, against either the Guarantor's general assets or the general assets of any of its Restricted Subsidiaries.

     9.17. PLAN. Neither Guarantor nor any Restricted Subsidiary will suffer or permit any Plan to be amended if, as a result of such amendment, the current liability under the Plan is increased to such an extent that security is required pursuant to Section 307 of the Employee Retirement Income Security Act of 1974, as amended from time to time. As used herein, "current liability" means current liability as defined in Section 307 of such Act.

     9.18. YEAR 2000 COMPLIANCE EFFORTS. The Guarantor will and will cause each Company to take all reasonable actions to assure its computer based systems are able to effectively process data, including dates on and after January 1, 2000 and to avoid serious disruption to its business or operations and the Guarantor will notify the Agent of any material risk of the Guarantor's or any Company's inability to so process data and avoid serious disruption which could have a Material Adverse Effect on such Person.

     9.19. CROSS COLLATERALIZATION AND CROSS DEFAULTS. Except as expressly permitted by Section 8.15 of the Agreement and this Section 9.19, the Guarantor will not (a) cross-default or agree to cross-default any indebtedness permitted under this Guaranty to this Guaranty or the Debt; (b) agree to any of the financial covenants of the Guarantor contained herein under any other indebtedness permitted under this Agreement which would effectuate a cross-default with this Guaranty or the Debt incurred hereunder; or (c) cross-collateralize, or agree to cross-collateralize indebtedness owing to any one lender under one or more different loan agreements or arrangements, provided, that the cross-defaulted and/or cross-collateralized indebtedness set forth on Schedule 9.19 attached hereto shall be permitted.

     Notwithstanding the foregoing clauses of this Section 9.19, (i) with respect to construction projects which are constructed in multiple phases and/or stabilized properties, Borrower and any Subsidiary of Borrower shall be permitted to cross-default and/or cross-collateralize any indebtedness permitted under this Guaranty, but only if the phases to be cross-collateralized and/or cross-defaulted consist of a single identifiable project; and (ii) in the event of a completion guaranty of a construction loan, the Borrower and any Subsidiary of Borrower shall be permitted to (a) cross-default any indebtedness permitted under this Guaranty with this Guaranty or the Debt or (b) agree to any of the financial covenants of the Borrower contained herein under any other indebtedness permitted under this Guaranty which effectuates a cross-default with this Guaranty or the Debt incurred hereunder; provided that the completion guaranty and any other relevant documents relating to such construction loan provide that if the construction project is performing (i.e. construction is on schedule and on budget) and otherwise the construction loan is not in default (after any required notice and the lapse of any applicable cure period), an Event of Default under this Guaranty shall not permit the construction lender to call upon its completion guaranty to fund construction costs. In order for a construction lender to call a default due to an Event of Default under this Guaranty, the Banks must have provided written notice of the Event of Default to the Borrower and all applicable cure periods shall have lapsed without remedy.

     10. DEFAULT; REMEDIES. The Guarantor shall be in default hereunder in the event that any of the following (each an "Event of Default") shall occur or exist:

          (a) Any representation or warranty made by the Guarantor, or any of its officers, herein, or in any written statement or certificate furnished at any time in connection herewith, shall prove untrue in any material respect as of the date it was made, or

          (b) The Guarantor shall fail to observe, perform, or comply with any obligation, covenant, agreement, or undertaking of Guarantor set forth in Sections 3, 9.5, 9.8, 9.13, 9.14 and/or 9.15 hereof, or

          (c) The Guarantor shall fail to observe, perform, or comply with any obligation, covenant, agreement, or undertaking of Guarantor set forth in any section or provision hereof other than those identified specifically in subsection (b) above and Guarantor shall not have corrected such failure within thirty (30) days after the giving of written notice thereof to Guarantor by Agent or any Bank that the specified failure is to be corrected, or

          (d) Guarantor and/or any Restricted Subsidiary defaults in any payment of principal or interest due and owing upon any obligation for borrowed money or, in the case of the Guarantor, in the payment or performance of any obligation permitted to be outstanding or incurred pursuant to Sections
     9.10 and/or 9.12 hereof, beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default is to accelerate the maturity of the related indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity or foreclose on any lien on property of Guarantor securing the same, except that defaults in payment or performance of non-recourse obligations of Guarantor or any Restricted Subsidiary shall not constitute Events of Default under this Section 10(d) unless such defaults have, individually or in the aggregate, a material adverse effect on the business or financial condition of Guarantor; provided that it shall be an Event of Default hereunder if any default occurs (after giving effect to any applicable grace period) under the Senior Notes permitted by Section 9.10(h) of this Guaranty or under the Indenture, or

          (e) (i) any Restricted Subsidiary shall (A) generally not pay its debts as such debts become due, or (B) make a general assignment for the benefit of creditors, or (C) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or all or a substantial part of its assets, or (D) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (E) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (F) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of itself or of all or a substantial part of its assets, or (G) take or omit to take any other action in order thereby to effect any of the foregoing or (H) fail to pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or its income, profits, or properties, and/or all lawful claims for labor, materials, and supplies, which, if unpaid, might become a lien or charge against such properties, in all cases before the same shall become in default, or (I) fail to comply with any and all Environmental Laws applicable to such Subsidiary, its properties, or activities, or (J) fail to observe, perform, or fulfill any of its obligations, covenants or conditions contained in any evidence of indebtedness or other contract, decree, order, judgment, or instrument to which such Subsidiary is a party or by which it or its assets are bound, and (ii) any such event or events described in (i) above shall in the reasonable judgment of the Banks have a material adverse effect on the business or financial condition of the Guarantor, or

          (f) An Event of Default specified in Article X of the Agreement shall have occurred and be continuing, or

          (g) The Guarantor shall (i) make a general assignment for the benefit of creditors, (ii) file a voluntary petition under any chapter or provision of Title 11 United States Code (Bankruptcy), as from time to time in effect (the "Bankruptcy Code") or a petition or answer seeking reorganization of the Guarantor or a readjustment of its indebtedness under the Bankruptcy Code or any other federal or state law providing for relief of debtors, reorganization, liquidation, or arrangements with creditors, (iii) consent to the appointment of a receiver or trustee of its properties, or (iv) cease to be or be unable to pay its debts generally as they become due, or

          (h) Relief shall be ordered against Guarantor as debtor in any involuntary case under the Bankruptcy Code, or a petition or proceedings for bankruptcy or for reorganization shall be filed against Guarantor under the Bankruptcy Code or any other federal or state law providing for relief of debtors, reorganization, liquidation, or arrangements with creditors, and Guarantor shall admit the material allegations thereof, or an order, judgment or decree entered therein shall not be vacated or stayed within thirty (30) days of its entry, or a receiver or trustee shall be appointed for the Guarantor or its properties or any part thereof and remain in possession thereof for thirty (30) days, or

          (i) The Parent defaults in the performance of any obligation in the Subordination Agreement or in the performance of any other agreement, covenant, term or condition in the Subordination Agreement, then, in any such event, and at any time thereafter, the Agent and/or the Required Banks may at their option, by written notice delivered or mailed to the Guarantor, do any one or more of the following: (a) declare the Debt to be immediately due and payable, and upon any such declaration such indebtedness shall become and be forthwith due and payable by Guarantor without any further notice, presentment, or demand of any kind, all of which are expressly waived by the Guarantor, or (b) require the Guarantor to purchase the Debt at par value, without recourse, within ten (10) days after such notice, by paying to the Agent, in immediately available U.S. funds, an amount equal to the unpaid principal amount then outstanding on the Notes and any other matured or unmatured Debt owing to the Banks, plus the unpaid accrued interest on the Notes at the rate or rates determined in accordance with the Agreement. The foregoing rights, powers, and remedies of the Agent and the Banks are not exclusive and are in addition to any and all other rights, powers, and remedies provided for hereunder (including, without limitation, under Section 13 hereof), at law, and/or in equity. The exercise by the Agent and/or the Banks of any right, power, or remedy shall not waive or preclude the exercise of any other rights, powers, and/or remedies.

     11. MISCELLANEOUS. The foregoing rights, powers, and remedies of the Agent and the Banks are not exclusive and are in addition to any and all other rights, powers, and remedies provided for hereunder, at law, and/or in equity. The exercise by the Agent and/or the Banks of any right, power, or remedy shall not waive or preclude the exercise of any other rights, powers, and/or remedies. This Guaranty shall bind the Guarantor and its successors and assigns and shall inure to the benefit of the Agent and the Banks and their respective successors and assigns including (without limitation) each holder of any Note. The provisions of this Guaranty and the respective rights and duties of the Guarantor and the Agent and/or the Banks hereunder shall be interpreted and determined in accordance with Ohio law, without regard to principles of conflict of laws. If at any time one or more provisions of this Guaranty is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Guaranty constitutes a final written expression of all of the terms of this Guaranty, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations, and prior writings, if any, with respect to the subject matter hereof. The relationship between the Guarantor and the Agent and/or the Banks with respect to this Guaranty is and shall be solely that of debtor and creditor, respectively, and the Agent and/or the Banks have no fiduciary obligation to the Guarantor with respect to this Guaranty or the transactions contemplated thereby. All representations and warranties of the Guarantor shall survive the execution and delivery of this Guaranty and be and remain true and correct until this Guaranty is discharged. Captions herein are for convenient reference only and shall have no effect on the interpretation of any provision hereof.

     12. JURY TRIAL WAIVER. The Guarantor waives the right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between or among the Guarantor and the Agent, the Banks, and/or Borrower arising out of or in connection with the Agreement, this Guaranty, or any other agreement, instrument or document executed or delivered in connection therewith or the transactions related thereto. This waiver shall not in any way affect, waive, limit, amend or modify the rights or powers of the Agent and/or the Banks to pursue remedies pursuant to any confession of judgment or cognovit provision contained in this instrument, any note or any other guaranty of payment, agreement, instrument or document related thereto.

     13. WARRANT OF ATTORNEY. The Guarantor authorizes any attorney at law at any time or times to appear in any state or federal court of record in the United States of America after the Debt or any part thereof shall have become due and payable (whether the payment becomes due by lapse of time or by acceleration of maturity or otherwise) and in each case to waive the issuance and service of process, to admit the maturity of the Debt and the nonpayment thereof when due, to present each evidence of the Debt in question or any part thereof to the court and to certify the amount of the Debt then owing thereon, to confess judgment against the Guarantor in favor of the Agents and/or the Banks for the amount of the Debt then appearing due, together with interest and costs of suit, and thereupon to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and should any judgment be vacated for any reason the Agent and/or the Banks may nevertheless utilize the foregoing warrant of attorney in thereafter obtaining additional judgment or judgments against the Guarantor. The Guarantor expressly authorizes any attorneys for the Agent and/or the Banks to receive compensation from the Agent and/or the Banks for services rendered in exercising the foregoing warrant of attorney and in the enforcement of any judgment obtained against the Guarantor in favor of the Agent and/or the Banks on this Guaranty, and the Guarantor expressly waives any conflict of interest to which any attorneys for the Agent and/or the Banks may be subject that may arise in connection with such attorneys exercising any of the rights and/or powers of the Agent and/or the Banks provided for herein or the enforcement of any judgment hereon in favor of the Agent and/or the Banks.

    "WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE."


Address:                                   FOREST CITY ENTERPRISES, INC.
1100 Terminal Tower
Cleveland, Ohio  44113                     By:   /s/  THOMAS G. SMITH
                                                 Thomas G. Smith,
                                                 Senior Vice President, Chief
                                                 Financial Officer and Secretary

                                    EXHIBIT A

                          Forest City Enterprises, Inc.
                                 Loan Covenants
                               at January 31, 1999
                                 (in thousands)

The Third Amendment to the FCE Guaranty of Payment of Debt, Section 9.15 states the Guarantor will not permit at any time, the Consolidated GAAP Shareholders' Equity to be less than (a) on the Closing Date, Two Hundred Fifty Million Dollars ($250,000,000), (b) on each Fiscal Quarterly Date thereafter (other than the January 31 fiscal Quarter Date), the sum of (i)(A) during the first year following the Closing Date, Two Hundred Fifty Million Dollars ($250,000,000), and (B) at all times thereafter, the computed minimum Consolidated GAAP Shareholders' Equity for the immediately preceding January 31 Fiscal Quarterly Date as calculated pursuant to subsection (c) below, plus (ii) one hundred percent (100%) of the cash proceeds from any sale or issuance of equity, plus
(iii) twenty-five percent (25%) of the Guarantor's Consolidated GAAP Net Income for the year-to-date period ended on such Fiscal Quarterly Date and (c) on each January 31 Fiscal quarterly Date after the Closing Date, the sum of (i)(X) for the first January 31 Fiscal Quarterly Date following the Closing Date, Two Hundred Fifty Million Dollars ($250,000,000), and (Y) for each January 31 Fiscal Quarterly Date thereafter, the computed minimum Consolidated GAAP Shareholders' Equity for the immediately preceding January 31 Fiscal quarterly Date, plus (ii) on hundred percent (100%) of the cash proceeds from any sale or issuance of equity, plus (iii) fifty percent (50%) of the Guarantor's Consolidated GAAP Net Income for the fiscal year just ended. In addition to the foregoing, on January 31, 1999 and at all times thereafter, the base Consolidated GAAP Shareholders' Equity shall increase from Two Hundred Fifty Million Dollars ($250,000,000) to Two Hundred Sixty Five Million Dollars ($265,000,000).

     (i)      Base amount                                               $265,000
     (ii)     100% of cash proceeds from any sale or issuance
              of equity                                                  (none)
     (iii)    Consolidated Net Earnings:



              Actual: Year ended January 31, 1999 ($54,750 @ 50%)         27,375
                                                                          ------
              Requirement                                               $302,645
                                                                        ========
              Consolidated GAAP Shareholders' Equity                    $332,108
                                                                        ========
              Cushion                                                   $ 29,463
                                                                        ========